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                                                                  Exhibit 99.4

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated _______________________, 199__ (the "Option Agreement") by and between
DoubleClick, Inc. (the "Corporation") and __________________________________
("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                   PARTIAL ACCELERATION UPON CHANGE IN CONTROL

          A. The Option, to the extent outstanding at the time of any Change in Control but not otherwise fully exercisable, shall partially accelerate so that such Option shall, immediately prior to the effective date of such Change in Control, become exercisable for an additional number of Option Shares equal to the LESSER of (i) the number of Option Shares for which the Option would otherwise become exercisable, in accordance with the Exercise Schedule set forth in the Grant Notice, over the twelve (12)-month period immediately following the effective date of such Change in Control or
(ii) the number of Option Shares for which the Option is not otherwise exercisable at the time of such Change in Control. However, no such acceleration shall occur to the extent the Option Parachute Payment attributable to such acceleration would, when added to the Present Value of any Other Parachute Payments which become due and payable to Optionee in connection with the Change in Control, result in the payment to Optionee of an excess parachute payment under Code Section 280G(b). The determination of any such excess parachute payment shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

          B. The exercisability of the accelerated Option as an incentive stock option under the Federal tax laws (if designated as such in the Grant Notice) shall be subject to the applicable dollar limitation of Paragraph 17 of the Option Agreement. To the extent such dollar limitation is exceeded, the Option as so accelerated may be exercised as a non-statutory option under such tax laws.

          C. The Option as accelerated hereunder shall remain exercisable until the Expiration Date of the option term or any sooner termination of the Option in accordance with the provisions of the Option Agreement.

          D. For purposes of this Addendum, the following definitions shall be in effect:

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          OPTION PARACHUTE PAYMENT means the portion of the Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. Such Option Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of Optionee's obligation to remain in Service as a condition to the vesting of the accelerated installment. In no event, however, shall the Option Parachute Payment attributable to the accelerated installment exceed the spread on the accelerated Option Shares (the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares).

          OTHER PARACHUTE PAYMENTS means any payments in the nature of compensation (other than the partial acceleration of the Option pursuant to this Addendum) to which Optionee may become entitled in connection with the Change in Control, whether payable at that time or upon Optionee's subsequent termination of Employee status, and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

          PRESENT VALUE means the value, determined as of the effective date of the Change in Control, of any payment in the nature of compensation which Optionee becomes entitled to receive from the Corporation in connection therewith, including (without limitation) any Option Parachute Payment hereunder. The Present Value of any such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4).

          IN WITNESS WHEREOF, DoubleClick, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                                  DOUBLECLICK, INC.

                                  By ________________________________

                                  Title _____________________________


                                  ___________________________________
                                               OPTIONEE


EFFECTIVE DATE: ______________________, 199_


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